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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 3  )*
                                            ---

                          American General Corporation
                          ----------------------------

                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    026351106
                                    ---------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        / /

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

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                               CUSIP No. 026351106
                                         ---------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO PLC
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                      (6)  Shared Voting Power
Each Reporting                     14,070,651
Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   14,070,651
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,070,651
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     6.5%
(12) Type of Reporting Person (See Instructions)

     H.C.

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                               CUSIP No. 02651106
                                         --------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO North American Group, Ltd.
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)   SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                      (6)  Shared Voting Power
Each Reporting                     14,050,651
Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   14,050,651
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,050,651
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     6.5%
(12) Type of Reporting Person (See Instructions)

     H.C.

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                               CUSIP No. 02651106
                                         --------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO, Inc.
     I.R.S.  I.D. No. 58-199594

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)   SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                      (6)  Shared Voting Power
Each Reporting                     14,050,651
Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   14,050,651
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,050,651
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     6.5%
(12) Type of Reporting Person (See Instructions)

     H.C.

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                               CUSIP No. 02651106
                                         --------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO North American Holdings, Inc.
     I.R.S.  I.D. No.  51-0264787

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)   SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                      (6)  Shared Voting Power
Each Reporting                     14,050,651
Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   14,050,651
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,050,651
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     6.5%
(12) Type of Reporting Person (See Instructions)

     H.C.

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                               CUSIP No. 02651106
                                         --------

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     INVESCO Capital Management, Inc. (formerly known as INVESCO MIM, Inc.) I.R.S. I.D. No. 58-1707262

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)   SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                      (6)  Shared Voting Power
Each Reporting                     14,035,051
Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   14,035,051
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,035,051
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     6.5%
(12) Type of Reporting Person (See Instructions)

     I.A.

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ITEM 1 (A)     NAME OF ISSUER:
               American General Corporation

ITEM 1 (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               Otto Berlech
               2929 Allen Parkway
               Houston, TX 77019

ITEM 2 (A)     NAME OF PERSON(S) FILING:

               INVESCO PLC

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C)     CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)     TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)     CUSIP NUMBER:  026351106
                              ---------

Item IF THIS STATEMENT IS FILED PURSUANT TO RULES 1D-1(B) OR 1D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a)     / /  Broker or Dealer registered under Section 15 of the Act.
       (b)     / /  Bank as defined in Section (a)(6) of the Act.
       (c)     / /  Insurance Company as defined in Section (a)(19) of the Act.
       (d)     / /  Investment Company registered under Section 8 of the
                    Investment Company Act.
       (e)     / /  Investment Adviser registered under Section 20 of the
                    Investment Advisers Act of 1940.
       (f)     / /  Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 1d-1(b)(1)(ii)(F).
       (g)     /X/  Parent Holding Company in accordance with Rule 1d-
                    1(b)(ii)(G).
       (h)     / /  Group, in accordance with Rule 1d-1(b)(1)(ii)(H).

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ITEM 4  (a) - (c)   OWNERSHIP:

               The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 1G is hereby incorporated by reference.

               The reporting persons expressly declare that the filing of this statement on Schedule 1G shall not be construed as an admission that they are, for the purposes of Section 1(d) or 1(g) of the Securities and Exchange Act of 1940, the beneficial owners of any securities covered by this statement.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS      / /

               Not Applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

                X   INVESCO North American Group, Ltd - holding company in
               ---  accordance with Rule 1d-1(b)(ii)(G)
                X   INVESCO, Inc. - holding company in accordance with
               ---  Rule 1d-1(b)(ii)(G)
                X   INVESCO North American Holdings, Inc. - holding company also
               ---  in accordance with Rule 1d-1(b)(ii)(G)
                X   INVESCO Capital Management, Inc. - investment adviser
               ---  registered under Section 20 of the Investment Advisers Act of 1940.
               ---  INVESCO Funds Group, Inc. - investment adviser registered under Section 20 of the Investment Advisers Act of 1940.
                X   INVESCO Management & Research, Inc. - investment adviser
               ---  registered under Section 20 of the Investment Advisers Act of 1940.
                X   INVESCO MIM Management Limited -  investment adviser
               ---  organized in England.

               Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

                    Not applicable.

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ITEM 10        CERTIFICATION:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Date : February 10, 1994


                                 /s/ Michael S. Perman
                                 ____________________________________________
                                 Michael S. Perman,
                                 as Company Secretary for each of
                                 INVESCO PLC and
                                 INVESCO North American Group, Ltd.

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ITEM 10        CERTIFICATION:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Date: February 10, 1994



                                 /s/ Penelope P. Alexander
                                 ____________________________________________
                                 Penelope P. Alexander, Secretary
                                 INVESCO, Inc.

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ITEM 10        CERTIFICATION:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Date: February 10, 1994


                                 /s/ Dan J. Hesser
                                 ____________________________________________
                                 Dan J. Hesser, Secretary
                                 INVESCO North American Holdings, Inc.

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ITEM 10        CERTIFICATION:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Date: February 10, 1994



                                 /s/ Penelope P. Alexander

                                 ____________________________________________
                                 Penelope P. Alexander, Secretary
                                 INVESCO Capital Management, Inc.
                                 (formerly known as INVESCO MIM, Inc.)